Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-224935 on Form S-3 and Registration Statement Nos. 33-21680, 33-57117, 333-64170, 333-83251, 333-136071, 333-150781, 333-189086 333-224482 on Form S-8 of our report dated February 26, 2020, relating to the financial statements of Valmont Industries, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of FASB Accounting Standards Update 2016-02, Leases, effective December 30, 2018), and our report dated February 26, 2020 relating to the effectiveness of Valmont Industries, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Valmont Industries, Inc. for the year ended December 28, 2019.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska
February 26, 2020